Exhibit 6.12

ACQUISITION AGREEMENT

This Acquisition Agreement ("Agreement") made on the 2nd day of December 2013, by and among Globaltech Holdings, Inc., a public corporation organized under the laws of Nevada, with its principal place of business at 116 Lakewood Dr., Thomasville, Ga 31792, and Whispering Pines, Inc., a private corporation organized under the laws of Nevada, with its principal place of business at P. o. Box 638, Thomasville, Georgia 31792.

Background

The Company and Whispering Pines, Inc. desi re to enter into a transaction whereby Globaltech Holdings, Inc. acquires 100% of the shares of Whispering Pines, Inc., a private company organized under the laws of Nevada, in exchange for capitalization and payment of debt thru stock issuance in Globaltech Holding, Inc. to holders of debt by Whispering Pines, Inc.

Terms of Agreement

In consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE 1

ACQUISITION TERMS

1.1	Acquisition. The Company will acquire 100% of the shares of WHISPERING PINES, INC. and all preexisting assets and with all preexisting liabilities, provided such liabilities have been disclosed. In the event Company should be notified of a pre-existing liability which has not been disclosed, then Whispering Pines, Inc. shall remain liable for such pre-existing liability.

1.2	Compensation. Payment of debt thru stock issuance in Globaltech Holding, Inc. to holders of debt by Whispering Pines, Inc.

1.3	Closing. The Closing of this transaction will take place on or before February 1, 2015, under the terms described in Article IV of this Agreement, unless mutually extended by the parties and shall be subject to a 30 day due diligence period.

1.4	Post Closing Operation. After the Closing, Whispering Pines, Inc. will be a wholly-owned subsidiary of Globaltech Holdings, Inc. subject to the terms and conditions outlined in this Agreement. Whispering Pines, Inc. shall be responsible to report to Globaltech Holdings, Inc. all financial manners and newsworthy events as they materialize, as Whispering Pines, Inc. recognized Company is a publicly traded company and has certain material obligations of disclosure pursuant to state and federal laws, statutes and regulation.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Whispering Pines, Inc. the following:

2.01	Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all necessary corporate powers to own properties and carry on its business. All actions taken by the incorporators, Directors and/or shareholders of Company have been valid and in accordance with all applicable laws.

2.02	Capital. The authorized capital stock of Company consists of 700,000,000 shares of Common Stock, of which approximately 417,835,000 shares are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, opt ions, restrictions and legal or equitable rights of others are not a party to this Agreement. At this Closing, there may be outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligation Globaltech Holdings, Inc. to issue or transfer from treasury any additional shares of its capital stock. None of the outstanding shares of Globaltech Holdings, Inc. are subject to any stock restriction agreements.

2.03	Financial Statements. The unaudited balance sheet as of date of this acquisition and the related statements of Income and retained earnings for the periods then ended, fairly present the financial position of Globaltech Holdings, Inc. as of the dates of the balance sheets included in the financial statements, and the results of its operations for the period indicated.

2.04	Tax Returns. Within the times, and in the manner prescribed by law, Globaltech Holdings, Inc. has filed all federal, state and local tax returns required by law. The Company has paid, or will pay by the Closing, all taxes, assessments, and penalties due and payable. There are no present disputes as to taxes of any nature payable by Globaltech Holdings, Inc. as of the Closing, and there shall be no taxes of any kind, due or owing.

2.5	Ability to Carry Out Obligations. Company has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Globaltech Holdings, Inc. and the performance by Globaltech Holdings, Inc. of its obligations hereunder will not cause, constitute, or conflict with or result in:

2.5.1.	(a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Globaltech Holdings, Inc. is a party or by which they may be bound;

2.5.2.	(b) nor will any consents or authorizations of any party other than those hereto be required or;

2.5.3.	(c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Company or upon the Shares.

2.06	Full Disclosure. None of the representations and warranties made in this Agreement by Globaltech Holdings, Inc., or on its behalf, contains or will contain any untrue statement of a material fact or omit any material fact the omission of which would be misleading.

2.07	Compliance with Laws. The Company has complied with all, and is not in violation of any, federal, state, or local statute, law or regulation. The Company has complied with all federal and state securities. laws in connection with the offer, sale and distribution of its securities.

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2.08	Litigation. The Company is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding or pending governmental investigation. To the best of Company's knowledge, there is no basis for any such action or proceeding, and no such action or proceeding is threatened against Globaltech Holdings, Inc.. The Company is not subject to, or in default with respect to any order, writ injunction or decree of any federal, states, local, or foreign court, department, agency, or instrumentality.

2.9	Conduct of Business. Prior to the Closing, Globaltech Holdings, Inc. shall not

2.9.1.	(i) amend its Certificate of Incorporation or Bylaws, other than to restructure Globaltech Holdings, Inc. for this acquisition;

2.9.2.	(ii) declare dividends or redeem or sell stock or other securities, except as part of completing this transaction;

2.9.3.	(iii) incur any liabilities;

2.9.4	(iv) acquire any assets, enter into any other transaction, which is outside the bounds of its customary and ordinary operations.

2.10	Truth of Representations. All of these representations shall be true as of the Closing and shall survive the Closing for a period of one year.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Whispering Pines, Inc.

Whispering Pines, Inc. represents and warrants to Globaltech Holdings, Inc. the following:

3.01	Organization. Whispering Pines, Inc. is a corporation duly organized under the laws of the State of Nevada and has all necessary corporate powers to own properties and carry on its business. All actions taken by the incorporators, directors and/or shareholders of Whispering Pines, Inc. have been valid and in accordance with all applicable laws.

3.02	Capital. The authorized capital stock of Whispering Pines, Inc. consists of 100,000,000 Shares, of which 10,000,000 are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At the Closing, there may be outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Whispering Pines, Inc. to issue or transfer from treasury any additional shares of its capital stock. None of the outstanding shares of Whispering Pines, Inc. are subject to any stock restriction agreements.

3.03	Financial Statements. The unaudited balance sheet of Whispering Pines, Inc. and the related statements of income and retained earnings for the period then ended fairly present the financial position of Whispering Pines, Inc. as of the date of the balance sheet included in the financial statements, and the results of its operations for the period indicated.

3.04	Tax Returns. Within the times and in the manner prescribed by law, Whispering Pines, Inc. has filed all federal, state, and local tax returns required by law. Whispering Pines, Inc. has paid, or will pay by the Closing, all taxes, assessments, and penalties due and payable. There are no present disputes as to taxes of any nature payable by Whispering Pines, Inc. as of the Closing, and there shall be no taxes of any kind due or owing.

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3.5	Ability to Carry Out Obligations. Whispering Pines, Inc. has the right, power; and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Whispering Pines, Inc. and the performance by Whispering Pines, Inc. of its obligations hereunder will not cause, constitute, or conflict with or result in;

3.5.1.	(a) any breach or violation or nay of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Whispering Pines, Inc. is a party or by which they may be bound;

3.5.2.	nor will any consents or authorizations of any party other than those hereto be required or;

3.5.3.	(c) and event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Whispering Pines, Inc. or upon the Shares.

3.06	Full Disclosure. None of the representations and warranties made in this Agreement by Whispering Pines, Inc., or on behalf of Whispering Pines, Inc., contains or will contain any untrue statement of a material fact or omit any material fact the omission of which would be misleading.

3.07	Compliance with laws. Whispering Pines, Inc. has complied with all, and is not in violation of any, federal, state, or focal statute, law or regulation. Whispering Pines, Inc. has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.

3.08	Litigation. Whispering Pines, Inc. is not party to any suit, action, arbitration, or legal, administrative, or other proceeding or pending governmental investigation. To the best of Whispering Pines, Inc.'s knowledge, there is no basis for any such action or proceeding, and no such action or proceeding is threatened against Whispering Pines, Inc.. Whispering Pines, Inc. is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

3.9	Conduct of Business. Prior to the Closing, Whispering Pines, Inc. shall not;

3.9.1.	(i) amend its Certificate of Incorporation or Bylaws;

3.9.2.	(ii) declare dividends or redeem or sell stock or other securities, except as part of completing this transaction;

3.9.3.	(iii) incur any liabilities;

3.9.4	(iv) acquire any assets, enter into any contract, or guarantee obligations of any third party, o;

3.9.5	(v) enter into any other transaction without notification in writing to Globaltech Holdings, Inc..

3.10	Truth of Representations. All of these representations shall be true as of the Closing and shall survive the Closing for a period of one year.

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ARTICLE IV

THE CLOSING

4.01	Closing. The Closing of this transaction will occur when all of the documents and consideration described below have been delivered to each party.

4.02	Documents to be Delivered at Closing. The following documents, in form reasonably acceptable to the parties, shall be delivered.

4.02.1	Document to be Delivered by Company:

(i)	Certificate of Incorporation, as amended;

(ii)	Bylaws, as amended; and

(iv)	20,887,500 common shares of Globaltech Holdings, Inc.'s stock

4.02.2	Document(s) to be Delivered by Whispering Pines, Inc.:

(v)	Certificate of Incorporation, as amended;

(vi)	Bylaws, as amended; and

(vii)	Board Resolutions approving this transaction.

ARTICLE V

REMEDIES

5.01	Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Thomasville, Georgia, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

5.02	Payment Default Clause. Failure or delay to complete any payment or exchange within thirty (30) days of the closing of this definitive Agreement, as described in article 1.02 of this Agreement, shall result in the termination of this Agreement. Upon such termination, all shares exchanged will be returned to the original parties, where each party will bear its own cost in reversion.

5.03	Other Remedies. The forgoing indemnification provision is in addition to, and not derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

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ARTICLE VI

MISCELLANEOUS

6.01	Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02	No Oral Change. This Agreement and an provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03	Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provision, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.04	Entire Agreement. This Agreement, including any all attachments hereto, if any, contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings whether written or oral.

6.05	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument Facsimile signatures will be acceptable to all parties as originals.

6.06	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or n the third day after mailing if mailed to the party to who notice is to be given, by first class mail, registered or certified, postage prepaid, or on the second day if faxed, and properly addressed or faxed as follows:

If to Whispering Pines, Inc.:

Whispering Pines, Inc.

P. O. Box 67

Thomasville, Georgia 31792

If to Company:

Globaltech Holdings, Inc.

116 Lakewood Dr.

Thomasville, Georgia 31792

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6.07	Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

6.08	Effect of Closing. All representatives, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the Closing of this Agreement for a period of one year.

6.09	Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

6.10	Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterpart s have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.11	Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision, which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written.

WHISPERING PINES, INC.	GLOBALTECH HOLDINGS, INC.

/s/ Robert Thomas III	/s/ Ormand Hunter
Robert Thomas III	Ormand Hunter

Date: December 2, 2013	Date: December 2, 2013

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